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                            [DAISYTEK LETTERHEAD]




                 DAISYTEK REPORTS RECORD FIRST QUARTER RESULTS

FOR IMMEDIATE RELEASE
Contact:     Mark C. Layton                              Laurie Pennino
             PRESIDENT, CHIEF OPERATING OFFICER AND      or Michael Ares
             CHIEF FINANCIAL OFFICER                     EDELMAN FINANCIAL
             or Thomas J. Madden                         (214) 520-3555
             VICE PRESIDENT, FINANCE                     lpennin@dal.edelman.com
             DAISYTEK INTERNATIONAL                      mares@dal.edelman.com
             (214) 881-4700
             mlayton@onramp.net
             tmadden@onramp.net


         DALLAS, TEXAS (JULY 24, 1996) - Daisytek International Corporation (NASDAQ: DZTK) today reported record first quarter results for its quarter ended June 30, 1996.

         Net sales for the first quarter of fiscal 1997 increased 30.4% to $136.9 million, as compared to $105.0 million for the same period of fiscal 1996. Net income for the first quarter increased 34.1% to $3.0 million as compared to $2.3 million for the comparable quarter last year. Earnings per share were $0.44 on 6.9 million shares outstanding for the first quarter of fiscal 1997, compared to $0.34 on 6.7 million shares outstanding in the first quarter last year.

         Mark C. Layton, President, Chief Operating Officer and Chief Financial Officer of Daisytek stated, "We are once again proud to announce strong first quarter results. Revenue and earnings per share growth of approximately 30% continues to exceed our expectations. While our gross margin percentage declined slightly in the quarter due to a continued shift in business to larger accounts, we were more than able to offset this decline by a further reduction in SG&A expense percentage from 6.3% to 6.1%. This resulted in an improved operating income percentage. Results this quarter were enhanced by strong performances in the Company's international divisions, including Latin America which has performed very well since its opening in January, 1996. Our service levels and supplies expertise are allowing us to capitalize on these rapidly expanding markets."
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Daisytek International Corporation
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         Layton added, "These results are clearly indicative of the fact that the demand for consumable supplies is not subjected to the short-term demand swings that leading edge technology products can experience, and have experienced, these past few months. While a long-term decline in technology sales could impact growth, recurring demand of consumable products by the large installed base of equipment makes consumables less susceptible to these short-term fluctuations."

         Daisytek is a leading wholesale distributor of computer and office automation supplies and accessories, serving approximately 20,000 customer locations in North America and overseas. Through its strategic alliance with Federal Express, Daisytek distributes in excess of 6,000 products from more than 145 manufacturers via next business day delivery throughout North America. Leading manufacturers Daisytek represents include Hewlett-Packard, Kodak, Okidata, Lexmark, IBM, 3M, Apple, Xerox, Sony, Panasonic, Canon, Epson and Digital Equipment Corporation. You can find more information about Daisytek at http://www.daisytek.com.

                        - FINANCIAL STATEMENTS FOLLOW -

Note to Editors: The matters discussed in this press release, and, in particular, information regarding future revenues and business growth, consist of forward-looking information under the Private Securities Litigation Reform Act of 1995, and are subject to and involve risks and uncertainties which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, general economic conditions, industry trends, the dependence upon and/or loss of key suppliers or customers, the loss of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties, risk of international operations including exchange rate fluctuations, and the regulatory and trade environment (both domestic and foreign). A complete description of these factors, as well as other factors which could affect the Company's business, is set forth in the Company's Prospectus dated January 24, 1996, and the Company's 10-K for the fiscal year ended March 31, 1996.




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             DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

            INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In Thousands, Except Per Share Data)





                                                         Three Months Ended
                                                             June 30,
                                                 -------------------------------
                                                   1996        1995      %Change
                                                 --------    --------    -------
NET SALES                                        $136,894    $104,966     30.4%

COST OF SALES                                     123,224      94,332     30.6%
                                                 --------    --------     ----
                 Gross profit                      13,670      10,634     28.5%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES        8,306       6,595     25.9%
                                                 --------    --------     ----
                 Income from operations             5,364       4,039     32.8%

INTEREST EXPENSE                                      432         349     23.8%
                                                 --------    --------     ----
                 Income before income taxes         4,932       3,690     33.7%

PROVISION FOR INCOME TAXES                          1,891       1,422     33.0%
                                                 --------    --------     ----
NET INCOME                                       $  3,041    $  2,268     34.1%
                                                 ========    ========     ====
NET INCOME PER COMMON SHARE                      $   0.44    $   0.34     29.4%
                                                 ========    ========     ====
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING          6,907       6,729
                                                 ========    ========




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              DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                    SELECTED CONSOLIDATED BALANCE SHEET DATA
                                 (In Thousands)



                                                    June 30,          March 31,
                                                     1996               1996
                                                   -----------       -----------
                                                   (Unaudited)
Trade accounts receivable, net                      $69,032             $69,169
Inventories, net                                    $47,254             $44,358
Long-term debt, less current portion                $21,706             $16,419
Shareholders' equity                                $55,748             $51,661








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